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                             United National Bancorp
                     Completes Acquisition of Vista Bancorp

Bridgewater, NJ--August 21, 2002--United National Bancorp (Nasdaq: UNBJ) announced today that it has completed its acquisition of Vista Bancorp, Inc., a $712 million asset bank holding company headquartered in Phillipsburg, New Jersey, and its principal subsidiary Vista Bank. The combined company, with assets of $2.8 billion, ranks as the fifth largest bank holding company based in New Jersey.

All 16 Vista branches will become UnitedTrust offices effective at the close of business on Friday, August 23, 2002.

"With the completion of this acquisition, we are poised to begin delivering on the significant opportunities this transaction presents for our customers and shareholders," stated Thomas C. Gregor, chairman and chief executive officer of United National Bancorp. "We look forward to combining the strengths of the two banks and building even stronger community partnerships that make our neighborhoods better places to live and work."

Once the two banks are combined, UnitedTrust will greatly enhance its deposit market share in the Interstate 78 growth corridor which comprises the heart of New Jersey's wealth belt. UnitedTrust, which already has the second highest market share in Somerset County, will also have the second highest market share in Hunterdon County. Somerset and Hunterdon Counties, together with Morris County where UnitedTrust also has a presence, are among the top ten counties in the nation in median household income. The Bank will also have the leading market share position in Warren County. In addition, UnitedTrust will gain a strong six branch foothold in the attractive Lehigh Valley market area of eastern Pennsylvania.

Under the terms of the merger agreement, each Vista shareholder will receive merger consideration per Vista share having a total value of $25.306 based upon the Average Pre-closing Price of United National Bancorp shares as calculated under the merger agreement of $20.759 per share. The actual amount of cash and/or United National Bancorp shares received by each Vista shareholder will





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depend upon the election by each shareholder and will be subject to proration based upon whether the amount of cash or stock is oversubscribed or undersubscribed. Additional information regarding the exchange of shares will be provided shortly to holders of Vista shares.

The Company also announced that Barbara Harding, Harold J. Curry and J. Marshall Wolff, all former directors of Vista Bancorp, have been appointed as directors of United National Bancorp and UnitedTrust Bank. Mrs. Harding is the former president and chief executive officer of Vista Bancorp. Mr. Curry, an attorney, is the former chairman of Vista Bancorp. Mr. Wolff is president of Kressler Wolff & Miller, an insurance agency.

United National Bancorp is a $2.8 billion asset holding company headquartered in Bridgewater, New Jersey operating 52 community banking offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey and Lehigh and Northampton counties in Pennsylvania. The Bank provides retail banking, alternative financial products, insurance services, business banking services, commercial lending, construction and commercial real estate lending, consumer and mortgage lending and trust and investment services. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.

The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about our confidence and strategies and our expectations about earnings, opportunities, and market conditions. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate", "optimistic", or by expressions of confidence such as "for the coming months", "consistent", "continue", "strong", "superior" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, expected cost savings not being realized or not being realized within the expected time frame; income or revenues being lower than expected or operating costs higher; competitive pressures in the banking or financial services industries increasing significantly; business disruption related to program implementation or methodologies; weakening of general economic conditions nationally or in New Jersey, especially as they have been affected by the events of September 11th and developments thereafter; changes in legal and regulatory barriers and structures; and unanticipated occurrences delaying planned programs or initiatives or increasing their costs or decreasing their benefits. Actual results may differ materially from such forward-looking statements. The company does not assume any obligation for updating any such forward-looking statements at any time.




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Contact: media, Donald E. Reinhard, 908-429-2370 or investors, Alfred J. Soles,
908-429-2406, both of United National Bancorp.

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